SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                       FORM 8-K
                                    CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:     December 4, 1998


                                TIPPERARY CORPORATION
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                (Exact name of registrant as specified in its charter)


          Texas                         1-7796                   75-1236955
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(State or other jurisdiction  (Commission file number)    (I.R.S. employer
     of incorporation)                                     Identification no.)

     633 Seventeenth Street, Suite 1550
     Denver, Colorado                                             80202
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  (Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code:    (303) 293-9379



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(Former name or former address if changed since last report)

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ITEM 5.   OTHER EVENTS

          On November 18, 1998, the Registrant entered into an agreement with its largest shareholder, Slough Estates USA Inc. ("Slough"), whereby Slough will provide the Registrant financing of $11.7 million. The funds will be used to finance ongoing development of its Australia coalbed methane project and to reduce bank debt. Certain details of this agreement are set forth in the press release filed herewith as an exhibit.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial statements of businesses acquired.
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               Not applicable.

          (b)  Pro forma financial information.
               -------------------------------

               Not applicable.

          (c)  Exhibits
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               1.   Press release dated November 23, 1998, of the Registrant.


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                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              TIPPERARY CORPORATION
                              (Registrant)


                         By:  s/b David L. Bradshaw
                              -------------------------------------------------
                              David L. Bradshaw
                              President, Chief Executive Officer


Dated:    December 4, 1998


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                                     EXHIBIT 1


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FOR IMMEDIATE RELEASE:                                                     NEWS
November 23, 1998                                                      AMEX-TPY

                 TIPPERARY CORPORATION ANNOUNCES NEW $11.7 MILLION
                   FINANCING ARRANGEMENT WITH LARGEST SHAREHOLDER

DENVER, Colorado -- Tipperary Corporation (AMEX-TPY), an independent oil and gas company, today announced that Slough Estates USA Inc., the Company's largest shareholder, has agreed to provide Tipperary financing of $11.7 million. The Company plans to use the funds to finance ongoing development of its Australia coalbed methane project and to reduce bank debt. The financing is pursuant to an agreement which is subject to execution of definitive documents by December 31, 1998.

According to the letter agreement, Slough will extend Tipperary a loan of $1.7 million, which will be in addition to the $3.8 million Slough has previously loaned the Company. The combined loan will have a three-year term and bear interest at the London Interbank Offered Rate (LIBOR) plus 3.5%. The Company will also receive $4.0 million from the purchase by Slough of two million shares of restricted Tipperary common stock at a price of $2.00 per share. Tipperary will use $4.7 million to reduce bank debt and retain $1.0 million for working capital. Slough will receive warrants to purchase up to 500,000 shares of Tipperary common stock at $3.00 per share. The warrants will be exercisable during a period beginning two years from the date of closing and ending seven years from the date of closing.

Additionally, Slough will loan to Tipperary Oil & Gas (Australia) Pty Ltd., a wholly-owned subsidiary of Tipperary, $6.0 million and will receive a 10% common stock interest in the subsidiary. The note will bear interest at the rate of 10% per annum plus an additional payment based upon the performance of the Comet Ridge coalbed methane project in Queensland, Australia. Tipperary intends to use the loan proceeds to fund its share, and potentially extend loans to cover part or all of its co-venturers' shares, of the cost of drilling eight wells and extending the associated gathering system on the Comet Ridge Project. Tipperary holds a majority interest in the project.

David L. Bradshaw, Tipperary's president and chief executive officer, said, "We are extremely pleased to have secured funding to finance our continuing development efforts in Australia. We are seeing an increase in demand for gas in Queensland and will need to drill additional wells to meet opportunities for new sales contracts. This project finance loan is made possible by the Company's recently announced 5-year gas contract with Allgas Energy, Ltd., and the magnitude of the coalseam methane reserves already proven and likely to be proven through further drilling."

"It is particularly gratifying that Slough Estates USA is increasing its investment in the Company and its projects. Slough is paying a premium for Tipperary stock during a very difficult time for the oil and gas industry. Slough's parent company, Slough Estates plc, is one of the largest listed property companies in the United Kingdom, and has been a Tipperary shareholder since 1986."

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In addition to its interest in the Comet Ridge Project, Tipperary has producing properties primarily in the Rocky Mountain region and in the Permian Basin of west Texas and southeast New Mexico.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Form 10-K for the Fiscal Year Ended September 30, 1997, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

                                       # # #

                                     CONTACTS:

Tipperary Corporation                           Pfeiffer Public Relations, Inc.
David L. Bradshaw, President and CEO                                 Geoff High
303/293-9379                                                       303/393-7044